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                                                                    Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of Walden Residential Properties, Inc. on Form S-11 of our report dated March 25, 1998 with respect to the consolidated financial statements and financial statement schedule of Walden Residential Properties, Inc. for the years ended December 31, 1997 and 1996 and each of the three years in the period ended December 31, 1997 and our report dated June 27, 1997 (October 1, 1997 as to Note 14) with respect to the combined financial statements of Drever Partners, Inc. and affiliates for the years ended December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, each appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP

Dallas, Texas
October 5, 1998